Exhibit 99.4

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009, on a historical and on an as adjusted basis giving effect to the issuance of the notes and the application of the proceeds therefrom as if they had occurred on that date. This table should be read in conjunction with the information contained in “Use of Proceeds” and “Description of Certain Other Indebtedness” included elsewhere in this offering memorandum and our consolidated financial statements and the notes contained in the Current Report on Form 8-K filed on June 4, 2009 (which retrospectively adjusted portions of our Annual Report on Form 10-K for the year ended December 31, 2008) and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference herein.

	As of March 31, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$108,843	$111,751

Debt:
Existing senior secured credit facility(1)
Revolving credit facility	—	—
Term loans	436,666	—
Senior secured notes offered hereby	—	465,000
9% Senior notes(2)	300,000	300,000
10 3/4% Senior subordinated notes	275,000	275,000
9 5/8% Senior subordinated notes	3,000	3,000
Subordinated notes	28,595	28,595
Mortgage, capital lease obligations and other	24,150	24,150

Total debt	1,067,411	1,095,745
Total Company Stockholder’s equity(3)	192,937	192,937

Total capitalization	$1,260,348	$1,288,682

(1)	Our existing senior secured credit facility includes a term loan credit facility and a revolving loan credit facility. Currently there are no amounts outstanding pursuant to our senior secured revolving credit facility, but there are outstanding letters of credit amounting to approximately $21.9 million and availability of $138.1 million as of March 31, 2009. Our existing senior secured term loan credit facility will be terminated in connection with this offering. In connection with the issuance of the notes offered hereby, we have received commitments from affiliates of the initial purchasers for a new senior secured revolving credit facility. We intend to replace our existing senior secured revolving credit facility with the new senior secured revolving credit facility, which we currently anticipate will provide for aggregate borrowings of up to $100.0 million (which could increase to $140.0 million if additional commitments are obtained) and is proposed to have a maturity date of August 2012 (or, if our existing senior notes are not repaid, July 2012). The execution of the new senior secured revolving credit facility is contingent upon certain conditions, including the consummation of the issuance of the notes offered hereby. There is no assurance that we will satisfy these conditions. See “Description of Certain Other Indebtedness—Commitments For New Senior Secured Revolving Credit Facility.”
(2)	In connection with this offering, our existing senior notes will be amended to add the same security that will secure our obligations under the notes offered hereby. Our existing senior notes will share ratably in all collateral that secures the notes offered hereby. See “Description of Certain Other Indebtedness—Our Existing Senior Secured Revolving Credit Facility.”
(3)	The as adjusted amount does not reflect the loss recognition on previously deferred financing costs or loss on extinguishment of debt associated with the existing term loan credit facility.

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